Exhibit 10.20

Amendment to Engagement Letter Agreement

This Amendment dated March 22, 2023 (the “Amendment”) to the Letter Agreement (the “Letter Agreement”) dated February 2, 2022 between Boustead Securities, LLC (“Boustead”) and PishPosh, Inc., a Delaware corporation (the “Company,” and together with Boustead, the “Parties”, and each, a “Party”).

WHEREAS, the Parties hereto desire to amend the Letter Agreement in accordance with Section 14 of the Letter Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Letter Agreement.

2.            Amendments to the Letter Agreement. The Letter Agreement is hereby amended or modified as follows:

(a)       Section 6 of the Letter Agreement is hereby deleted in its entirety and replaced with the following:

“6. Term: The term of this Agreement (the “Engagement Period”) will expire on September 30, 2023. The Engagement Period may be extended for additional six (6) month periods under the same terms and conditions as described herein by mutual written agreement of the Company and Boustead. Unless otherwise provided, Boustead shall be entitled to fees and expenses under Section 2 above based on the completion of a Transaction prior to the termination or expiration of this Agreement. Upon the termination or expiration of the Engagement Period, the Company shall pay Boustead any and out-of-pocket expenses incurred up to the date thereof. In addition and unless otherwise provided for, during the period commencing on the termination or expiration of the Engagement Period and ending on February 2, 2024 (the “Tail”), Boustead shall be entitled to a Success Fee(s), as defined above, if the Company completes a Transaction with a party, including any investor in the pre-IPO and IPO financings, or any party who became aware of the Company or who became known to the Company prior to such termination or expiration of this Agreement (collectively, the “Identified Party (ies)”). Identified Parties shall include, but not be limited to, Company officers, directors, employees, consultants, advisors, shareholders, members, and partners.”

(b)       Section 25 is hereby added to the Letter Agreement as follows:

“25. Release: Effective and conditioned upon the consummation by the Company of a sale of a minimum of $750,000 of its promissory notes and related warrants (with terms and conditions substantially similar to the promissory notes and warranted attached hereto as Exhibit A) on or before April 15, 2023 (the “Notes Transaction”), the Company, on behalf of itself, and its affiliates, subsidiaries, principals, agents, employees, officers, shareholders, members, directors, managers, employees, contractors, partners, heirs, family members, executors, administrators, and assigns, as applicable (collectively, the “Releasing Parties”, and separately, a “Releasing Party”), hereby fully and forever release Boustead, or any of its affiliates, and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assign (collectively, the “Released Parties” and separately, the “Released Party”), from, and agrees not to sue any of the Released Parties concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Releasing Parties may possess arising from any omissions, acts or facts that have occurred up until the consummation of the Notes Transaction and that are related to or arising from the Underwriting Agreement dated March 7, 2023 by and between Boustead and the Company (collectively, the “Released Claims”).

By executing this Amendment, (i) the Releasing Parties represent that they have no lawsuits, claims, or actions pending in their name, or on behalf of any other person or entity, against the Released Parties. And (ii) each Releasing Party specifically agrees not to and shall use its best efforts to have its successors, assigns, officers, directors, shareholders, attorneys, agents, employees and representatives not to file any lawsuits in any court (state or federal) or to file any charges with local, state or federal administrative agencies concerning the Released Claims during the Engagement Period or, upon the consummation of a Notes Transaction, thereafter.”

3.            Miscellaneous.

(a)                   This Amendment is governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions of such State, and further as set forth in Section 8 of the Letter Agreement.

(b)                   The headings in this Amendment are for reference only and do not affect the interpretation or validity of this Amendment.

(c)                   This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(d)                   This Amendment amends Section 6 of the Letter Agreement, adds Section 25 to the Letter Agreement and all other terms and provisions of the Letter Agreement remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Boustead Securities, LLC

By:	/s/ Keith Moore
Name:	Keith Moore
Title:	Chief Executive Officer

PishPosh, Inc.

By:	/s/ Chaim (Charlie) Birnbaum
Name:	Chaim (Charlie) Birnbaum
Title:	Chief Executive Officer

[Signature page to First Amendment to the Engagement Letter Agreement]